Exhibit 4.2

EXECUTION VERSION

AMENDMENT NO. 1
TO THE
STOCKHOLDERS RIGHTS AGREEMENT
This Amendment No. 1 (this "Amendment No. 1") to the Stockholders Rights Agreement dated as of September 22, 2016 (the "Rights Agreement"), by and between Top Ships Inc., a Marshall Islands corporation (the "Company"), and Computershare Trust Company, N.A. ("Computershare"), is made and effective this 29th day of March, 2018, by and between the Company and American Stock Transfer & Trust Company, LLC ("AST").
WHEREAS, the Company entered into the Rights Agreement on September 22, 2016 with Computershare, as Rights Agent;

WHEREAS, the Company has removed Computershare as Rights Agent under the Rights Agreement by delivering written notice of such removal in accordance with Section 21 of the Rights Agreement, and the Company desires to appoint AST as Rights Agent under the Rights Agreement; and

WHEREAS, the Company desires to amend the Rights Agreement, in accordance with Section 27 thereof, to appoint AST as successor Rights Agent under the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in the Rights Agreement and in this Amendment No. 1, the parties hereto hereby agree to amend the Rights Agreement as follows:

1.          Capitalized Terms.  Capitalized terms used in this Amendment No. 1 and not defined herein have the meanings ascribed to them in the Rights Agreement.

2.          Appointment of New Rights Agent.  Effective as of the date hereof, the Company hereby appoints AST to serve as Rights Agent under the Right Agreement, and AST hereby accepts such appointment, without any further action or deed. As Rights Agent under the Rights Agreement, AST hereby succeeds to all of the covenants, agreements, obligations, powers, rights, duties, responsibilities and benefits of Computershare in its former capacity as Rights Agent under the Rights Agreement (as amended hereby).

3.          References to Rights Agent.  Effective as of the date hereof, each reference in the Rights Agreement (including the exhibits thereto) to Computershare shall be deemed to refer to AST.

4.          Notices.  Effective as of the date hereof, the notice information for Computershare set forth in Section 26 of the Rights Agreement shall be replaced with the following:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219
Attn:  Relationship Management

5.          Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.
6.          Governing Law.  This Amendment No. 1 shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
7.          Counterparts.  This Amendment No. 1 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment No. 1 executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.
8.          Descriptive Headings.  Descriptive headings of the several sections of this Amendment No. 1 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
9.          Rights Agreement as Amended.  From and after the date hereof, any reference to the Rights Agreement and the form of Right Certificate attached thereto shall mean such agreement or certificate, as applicable, as amended hereby.
10.          Severability.  If any term, provision, covenant or restriction of this Amendment No. 1 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 1 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Rights Agreement as of the date first written above.

TOP SHIPS INC.

By:	/s/ Alexandros Tsirikos
Name: Alexandros Tsirikos
Title: Chief Financial Officer and Director

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent

By:	/s/ Jennifer Donovan
Name: Jennifer Donovan
Title: SVP

(Signature Page to Amendment No. 1 to Stockholders Rights Agreement)